Exhibit 10.3

Three Year Incentive Plan for the Three Consecutive Fiscal Year Periods Ending May, 31, 2008.

THREE YEAR INCENTIVE PLAN

FOR THE THREE CONSECUTIVE FISCAL YEAR PERIODS

ENDING MAY 31, 2008

1.	PURPOSE:

This Plan and subsequent Plans are created for these reasons:

A.	To create a focus for Plan participants that mirrors the interest of the Company’s stockholders.

B.	Focus Plan participants on medium-term growth and profitability.

C.	Provide an incentive necessary to retain and recruit top-quality executives.

D.	Provide an opportunity for Plan participants to accumulate estate building capital.

2.	PERFORMANCE PERIOD:

The three consecutive fiscal years beginning June 1, 2005.

3.	PARTICIPANTS:

Participants in this Plan will be designated by one or more resolutions adopted by the Compensation Committee and such participation will be evidenced by a Participant Designation Agreement executed and delivered in accordance with the requirements of Section 8 of this Plan.

4.	ADMINISTRATION:

A.	The Compensation Committee of the Board of Directors approves the Plan.

B.	The Compensation Committee may, in its sole discretion, add or delete acquired or divested operations to further the intent of this Plan.

5.	MINIMUM AWARD HURDLE:

A.	Achievement of an award is dependent on attainment of a three (3) year consolidated average return-on-assets (ROA) equal to or greater than ten percent (10%).

B.	Average ROA for each performance period means the average of adjusted earnings before interest and taxes (EBIT) of the Company as a percentage of the average adjusted operating assets, rounded to the nearest one-tenth (1/10) of one percent (1%). Adjusted EBIT is defined as EBIT as reported in the Company’s consolidated financial statements exclusive of any profit or loss considered to be extraordinary (such as the sale of a major operating facility), inclusive of incentive award payments under this Plan, and adjusted to treat assets on operating leases as owned assets. Adjusted operating assets are defined as operating assets adjusted to treat assets leased pursuant to operating leases as owned assets. A fiscal year’s “average adjusted operating assets” is the sum of its four fiscal quarter averages divided by four. A “fiscal quarter average” is the sum of the beginning and ending adjusted operating asset balances of a quarter divided by two. The “average adjusted operating assets” for the performance period is the three fiscal years’ average adjusted operating assets divided by three.

6.	INDIVIDUAL PARTICIPATION:

A.	Those who are selected for participation in this Plan during the performance award period may (if so indicated at the time of their selection) have their award pro-rated.

B.	Except as otherwise directed by the Compensation Committee, in its sole discretion, participants must be employed by the Company at the end of the incentive period (May 31, 2008) to be eligible for an award payment. Selection for participation in this Plan is not a guarantee of employment, continued employment or compensation.

7.	AWARDS

If a payment is made under this Plan:

A.	The award percentage will be based on the preceding three year ROA for the Company and is calculated as a percentage of base salary at time of award.

B.	All taxes and other deductions required by law will be withheld.

C.	Awards will be paid as soon as practicable following the approval of the Company’s financial statements for the fiscal year ended May 31, 2008. In the event that payment of an award to a “covered employee” within the meaning of section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), would not be deductible by the Company pursuant to section 162(m) of the Code, then payment of the amount of such award which is not deductible will automatically be deferred, with interest equivalent to U.S. Treasury Bills, up to earliest of (i) April 30th of the first year in which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of section 162(m) of the Code or (ii) the date which is six months and one day following the covered employee’s termination of employment. The intent of clause (i) of the immediately preceding sentence is to permit partial payments of deferred amounts to the extent the deduction of the partial payment is not limited or eliminated by section 162(m) of the Code. Amounts deferred pursuant to this Section

7.C will be held by the Company in a “Rabbi Trust” to be established for the benefit of applicable participants.

D.	Future awards under and amendments and exceptions to this Plan must be approved by the Compensation Committee of the Board of Directors.

8.	DESIGNATION OF PARTICIPANTS

Upon a participant being designated by the Compensation Committee to participate in this Plan, the President and/or any Vice President of the Company are directed to execute and deliver a Participant Designation Agreement that (i) references this Plan, (ii) identifies the participant, (iii) sets forth the date on which the Compensation Committee selected the participant for participation and (iv) states whether the level of participation of the participant will (in accordance with the resolutions adopted by the Compensation Committee) be prorated (and if prorated, the amount of such proration).

9.	AWARD SCHEDULE

Three-Year Incentive Plan

For The Three Consecutive Fiscal Year Periods

Ending May 31, 2008

Three-Year Average ROA	Award as a % of Base Pay
10%	50%
11%	60%
12%	70%
13%	85%
14%	100%
15%	120%
16% or >	140%

The President and Chief Executive Officer award will be 50% greater than the awards above.

Executed at the direction of the Compensation Committee of the Board of Directors to evidence its approval of this Plan:

Tommy A. Valenta	Date
President and Chief Executive Officer

3